Exhibit 99.1

Contacts: Investors: Brad Cole Genomic Health 650-569-2281 investors@genomichealth.com
Media:
Emily Faucette
Genomic Health
415-595-9407
media@genomichealth.com
Genomic Health Announces Third Quarter 2009 Financial Results and Business Progress
— Product Revenue Increased 39 Percent Compared with Third Quarter 2008; Net Loss Narrowed —
— Company to Webcast Analyst Day on November 12, 2009 —
— Conference Call Today at 4:30 p.m. ET —
REDWOOD CITY, Calif. — Nov 4, 2009 — Genomic Health, Inc. (Nasdaq: GHDX) today reported financial results and business progress for the quarter ended September 30, 2009.
Total revenue increased to $39.5 million in the third quarter of 2009 compared with $28.1 million in the third quarter of 2008. Product revenue from the Oncotype DX® breast cancer test was $38.9 million in the third quarter of 2009, an increase of 39 percent, compared with $28.1 million in the third quarter of 2008.
Net loss decreased to $502,000 in the third quarter of 2009 from $3.0 million in the third quarter of 2008. Basic and diluted net loss per share was $0.02 in the third quarter of 2009, compared with basic and diluted net loss per share of $0.11 in the third quarter of 2008.
Cash and cash equivalents and short-term investments at September 30, 2009 were $58.9 million, compared with $55.7 million at June 30, 2009 and $56.7 million at December 31, 2008.
“In the third quarter, we significantly grew our business, improved gross margins and increased the reimbursement per test resulting in a narrowed net loss,” said Kim Popovits, President and Chief Executive Officer of Genomic Health. “We are committed to strengthening our business through continued investment in the worldwide expansion of the Oncotype DX breast cancer test and the anticipated launch of our Oncotype DX colon cancer test early next year. In addition as we near break even, we are focused on driving longer-term growth by leveraging our rigorous development approach and commercial infrastructure to bring additional products to cancer patients.”

Additional Third Quarter 2009 Financial Results
During the third quarter of 2009, approximately 50 percent of product revenue was recorded on an accrual basis and recognized at the time test results were delivered, reflecting established payment patterns from payors with agreements to pay or contracts in place.
Total operating expenses were $40.1 million, including cost of product revenues of $8.3 million, in the third quarter of 2009, compared with total operating expenses of $31.4 million, including cost of product revenues of $7.1 million, in the third quarter of 2008. Included in third quarter 2009 operating expenses were non-cash charges of $4.2 million, including $2.5 million of stock-based compensation expense and $1.7 million of depreciation and amortization expenses, compared with $2.3 million of stock-based compensation expense and $1.3 million of depreciation and amortization expenses in the same period in 2008.
Financial Results for Nine Months Ended September 30, 2009
Total revenue for the nine months ended September 30, 2009 was $110.0 million, compared with $79.3 million for the first nine months of 2008. Product revenue for the nine months ended September 30, 2009 was $107.5 million, compared with $77.8 million for the first nine months of 2008.
Net loss for the nine months ended September 30, 2009 was $9.1 million, compared with $13.8 million for the first nine months of 2008. Basic and diluted net loss per share was $0.32 for the nine months ended September 30, 2009, compared with basic and diluted net loss per share of $0.49 for the first nine months of 2008.
Upcoming Event
The Company will provide additional detail on research, development and commercial efforts in a business and scientific briefing to be held on Thursday, November 12, 2009 beginning at 12:30 p.m. ET.
Recent Highlights and Accomplishments
Commercial Progress
•	Delivered more than 12,600 Oncotype DX breast cancer test results in the third quarter of 2009, compared with more than 10,220 test results delivered in the third quarter of 2008, an increase of 23 percent year-over-year.

•	Began accepting all appropriate breast cancer tumor samples, regardless of immunohistochemistry (IHC) estrogen receptor (ER) status, to facilitate the assessment of ER status by reverse transcription-polymerase chain reaction (RT-PCR) testing.

•	Established two additional distribution agreements in South America. The Company has received samples from more than 50 countries to date.

•	Initiated breast cancer clinical utility trials of Oncotype DX with clinical researchers in Japan and Spain.

•	Launched a large adjuvant breast cancer trial with clinical researchers in Germany which, like TAILORx in the United States, uses the Oncotype DX assay to select patients for study randomization and treatment.

•	Established a contract with Blue Cross Blue Shield of Arizona providing in-network benefit coverage for approximately 1 million lives.

Peer-Reviewed Publications and Medical Meeting Presentations
•	Presented two studies at the 2009 ASCO Breast Symposium. Highlights included:
o	Results from a study demonstrating the critical role of manual microdissection to remove all biopsy cavities from breast cancer specimens. The Oncotype DX breast cancer test includes manual microdissection following review by a board certified surgical pathologist with breast expertise to predict a patient’s benefit from chemotherapy and risk of disease recurrence.

o	Results of a multi-center Japanese study demonstrating that the Oncotype DX breast cancer test had significant prognostic value in Japanese women with ER-positive early-stage breast cancer. In this study of 200 women with node negative breast cancer that was originally presented at the 2009 Kyoto Breast Cancer Consensus Conference International Convention, Oncotype DX identified a large portion of patients in Japan who had ER-positive early-stage breast cancer as having a low likelihood of distant recurrence.
•	Presented results at the joint ECCO/ESMO Multidisciplinary Congress confirming that the distribution of Recurrence Scores® in European and Middle Eastern breast cancer patients is consistent with those observed in the U.S.
Conference Call Details
To access the live conference call today, November 4, at 4:30 p.m. Eastern Time via phone, please dial (877) 361-8830 from the United States and Canada or +1(706) 679-8297 internationally. The conference ID is 38477730. Please dial in approximately ten minutes prior to the start of the call. A telephone replay will be available beginning approximately one hour after the call through November 11, and may be accessed by dialing (800) 642-1687 from the United States and Canada or +1(706) 645-9291 internationally. The replay passcode is 38477730.

To access the live and subsequently archived webcast of the conference call, go to the Investor Relations section of the company’s web site at http://investor.genomichealth.com. Please connect to the web site at least 15 minutes prior to the call to allow for any software download that may be necessary.
Analyst Day Details
The Company will hold a business and scientific briefing on Thursday, November 12, 2009 beginning at 12:30 p.m. ET in New York City. Speakers will focus on Genomic Health’s business model, research and development, technology platform and patient centric philosophy as driving factors for making individualized cancer treatment the standard of care. In addition, the meeting will feature a presentation by Norman Wolmark, M.D., chairman of the National Surgical Adjuvant Breast and Bowel Project (NSABP), and the Department of Human Oncology at Allegheny General Hospital in Pittsburgh, Pennsylvania, centered on the need for individualized cancer treatment and his experience in both breast and colon cancer.
To access the live and subsequently archived webcast of the analyst day presentation, visit the Investor Relations section of Genomic Health’s website at http://investor.genomichealth.com. Please connect to the website at least 15 minutes prior to the beginning of the presentation to allow for any necessary software downloads. An archived replay will be available beginning 24 hours after the live presentation.
About Genomic Health
Genomic Health, Inc. (NASDAQ: GHDX) is a life science company focused on the development and commercialization of genomic-based clinical laboratory services for cancer that allow physicians and patients to make individualized treatment decisions. In 2004, Genomic Health launched the Oncotype DX® breast cancer test, which has been shown to predict the likelihood of chemotherapy benefit as well as recurrence in early-stage breast cancer. In addition to the widely adopted Oncotype DX breast cancer test, Genomic Health is preparing to launch its Oncotype DX colon cancer test in early 2010. The company was founded in 2000 and is located in Redwood City, California. For more information, please visit www.genomichealth.com
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the company’s ability to strengthen its business through continued investment in the worldwide expansion of its Oncotype DX breast cancer test and its launch of a colon cancer test; the company’s expectations regarding the commercialization of a test for colon cancer and the proposed timing of commercialization; the company’s belief that it is nearing break even; the company’s ability to focus on driving longer-term growth by leveraging its development approach and commercial infrastructure to bring additional products to cancer patients; the outcome, success or results of clinical trials; and the applicability of clinical study results to actual outcomes. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially, and reported results should not be considered as an indication of future performance. These risks and uncertainties include, but are not limited to: our ability to increase usage of our tests; the risk that we may not obtain or maintain sufficient levels of reimbursement for our existing tests and any future tests we may develop; the risks and uncertainties associated with the regulation of our tests by FDA; our ability to compete against third parties; our ability to develop and commercialize new tests; unanticipated costs or delays in research and development efforts; our ability to obtain capital when needed; our history of operating losses; the results of clinical studies; the applicability of clinical study results to actual outcomes; and the other risks set forth in the company’s filings with the Securities and Exchange Commission, including the risks set forth in the company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2009. These forward-looking statements speak only as of the date hereof. Genomic Health disclaims any obligation to update these forward-looking statements.
NOTE: The Genomic Health logo, Oncotype, Oncotype DX and Recurrence Score are trademarks or registered trademarks of Genomic Health, Inc. All other trademarks and service marks are the property of their respective owners.

GENOMIC HEALTH, INC.
Condensed Consolidated Statements of Operations
(In thousands, except share and per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
Revenues:
Product revenues	$38,910	$28,070	$107,529	$77,752
Contract revenues	607	51	2,436	1,592

Total revenues	39,517	28,121	109,965	79,344
Operating expenses:
Cost of product revenues	8,301	7,140	24,019	19,875
Research and development	9,120	6,939	27,007	20,667
Selling and marketing	15,313	10,837	45,719	35,030
General and administrative	7,316	6,505	22,318	18,635

Total operating expenses	40,050	31,421	119,063	94,207

Loss from operations	(533)	(3,300)	(9,098)	(14,863)
Interest and other income, net	116	369	591	1,438
Interest and other expense, net	(22)	(91)	(109)	(330)

Loss before income taxes	(439)	(3,022)	(8,616)	(13,755)
Provision for income taxes	(63)	—	(454)	—

Net loss	$(502)	$(3,022)	$(9,070)	$(13,755)

Basic and diluted net loss per share	$(0.02)	$(0.11)	$(0.32)	$(0.49)

Shares used in computing basic and diluted net loss per share	28,579,045	28,331,505	28,538,915	28,270,776

GENOMIC HEALTH, INC.
Condensed Consolidated Balance Sheets
(In thousands)

	As of September	As of December
	30, 2009	31, 2008
	(Unaudited)	(Unaudited)
Cash and cash equivalents	$16,719	$11,171
Short-term investments	42,183	45,499
Accounts receivable, net	9,655	8,807
Prepaid expenses and other current assets	5,341	4,781

Total current assets	73,898	70,258

Property and equipment, net	13,235	15,562
Restricted cash	500	500
Other assets	477	369

Total assets	$88,110	$86,689

Accounts payable	$2,578	$1,898
Accrued expenses and other current liabilities	15,539	11,472
Deferred revenues	2,762	3,798
Notes payable	532	2,039
Other liabilities	1,002	1,307
Stockholders’ equity	65,697	66,175

Total liabilities and stockholders’ equity	$88,110	$86,689

The condensed consolidated balance sheet at December 31, 2008 has been derived from the audited consolidated financial statements at that date included in the Company’s Form 10-K for the fiscal year ended December 31, 2008.
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